Exhibit 10.30

LIVE OAK ACQUISITION CORP.

2020 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Danimer Scientific, Inc. (previously known as Live Oak Acquisition Corp., the “Company”) has granted the Participant (named in Section 1 hereof) a Full Value Award in the form of shares of restricted stock (a “Restricted Stock Award”) under the Live Oak Acquisition Corp. 2020 Long-Term Incentive Plan (the “Plan”) with respect to that number of shares of Common Stock set forth in Section 1 (the “Restricted Shares”). The Restricted Stock Award shall be subject to the following terms and conditions (sometimes referred to as the “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. This Award Agreement is dated as of [Date].

1. Defined Terms. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan. In addition, the following words and phrases used in this Award Agreement shall have the meanings specified:

(a)	The “Participant” is [Name of Participant].

(b)	The “Grant Date” is [Date of Grant].

(c)	The number of “Restricted Shares” subject to this Restricted Stock Award shall be [Number of Restricted Shares] shares of Common Stock.

2. Vesting and Forfeiture of Restricted Stock Award and Restricted Shares.

(a)	Unvested Award; Forfeiture. All Restricted Shares subject to the Restricted Stock Award shall be unvested unless and until they become vested and nonforfeitable in accordance with this Section 2. Except as otherwise provided by the Committee or this Award Agreement (including Section 2(c) and Section 2(d) hereof), any portion of the Restricted Stock Award (and the Restricted Shares subject thereto) that is not vested and nonforfeitable as of the Participant’s Termination Date shall be immediately forfeited and the Participant shall have no further rights under or with respect to the Restricted Stock Award or to any of the Restricted Shares subject thereto.

(b)	General Vesting Rules. Subject to the terms and conditions of this Award Agreement (including Section 2(c) and Section 2(d) hereof), the Restricted Stock Award shall become vested and nonforfeitable with respect to an Installment of Restricted Shares as of the “Vesting Date” set forth below, provided, in any case, that the Participant’s Termination Date has not occurred prior to the applicable Vesting Date.

INSTALLMENT OF RESTRICTED SHARES	VESTING DATE

(c)	Special Vesting Rules. [Special Vesting Rules, if any]

3. Transfer of Shares. Upon the Vesting Date with respect to any Restricted Shares, shares of Common Stock equal to the number of Restricted Shares that become vested and nonforfeitable on that Vesting Date will be delivered to or for the benefits of the Participant free and clear of any restrictions otherwise imposed by this Award Agreement.

4. Deposit of Restricted Stock Award. Each certificate issued in respect of the Restricted Shares awarded under this Award Agreement shall be registered in the name of the Participant and shall, in the discretion of the Committee, be retained by the Company or deposited in a bank designated by the Committee, until the restrictions lapse.

5. Dividends. The Participant shall not be prevented from receiving dividends and distributions paid on the Restricted Shares merely because those shares are subject to the restrictions imposed by this Award Agreement and the Plan; provided, however that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions for any Restricted Shares occurring on or after the date, if any, on which the Participant has forfeited those shares. The Committee, in its sole discretion, shall determine whether and/or in what manner any dividends declared with respect to the Restricted Shares shall be invested prior to the applicable Vesting Date, which may include reinvestment in additional restricted shares of Common Stock or in the form of restricted stock units, and the terms and conditions of such reinvestment, subject to the terms and conditions of this Award Agreement. Any dividends paid with respect to Restricted Shares that remain subject to the restrictions hereunder shall also be subject to the same restrictions and risk of forfeiture as the Restricted Shares to which the dividends relate and shall be withheld by the Company until such restrictions lapse pursuant to the procedures as may be established by the Committee from time to time and, upon the lapse of such restrictions, shall be paid or distributed to the Participant within sixty (60) days after the vesting date of such dividends.

6. Voting. The Participant shall not be prevented from voting the Restricted Shares subject to the Restricted Stock Award merely because those shares are subject to the restrictions imposed by this Award Agreement and the Plan; provided, however, that the Participant shall not be entitled to vote Restricted Shares with respect to record dates for any Restricted Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

7. Certificates; Cash in Lieu of Fractional Shares. To the extent that the Plan or this Award Agreement provides for issuance of certificates representing the shares of Common Stock subject hereto, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity. In lieu of issuing a fraction of a share of Common Stock pursuant to the Plan or this Award Agreement, the Company may pay to the Participant an amount equal to the Fair Market Value of such fractional share.

8. Withholding. All deliveries and distributions under this Award Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Participant already owns, or to which the Participant is otherwise entitled under this Award Agreement; provided, however, that such shares may be used to satisfy not more than the Company’s maximum statutory withholding obligation (based on maximum statutory withholding rates for Federal and state tax purposes, including payroll taxes). If the Participant makes an election in accordance with Section 83(b) of the Code to be taxed on the Restricted Shares in the year in which the Grant Date occurs, he or she must so notify the Company in writing, file the election with the Internal Revenue Service within thirty (30) days after the Grant Date, and promptly pay the Company the amount it determines is needed to satisfy tax withholding requirements.

9. Transferability. Except as otherwise provided by the Committee, neither the Restricted Stock Award nor Restricted Shares may be sold, assigned, transferred, pledged or otherwise encumbered prior to the Vesting Date applicable thereto except, as provided by the Committee, pursuant to a qualified domestic relations order.

10. Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s estate.

11. Miscellaneous.

(a)	Administration. The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement by the Committee and any decision made by it with respect to this Award Agreement is final and binding on all persons.

(b)	Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

(c)	Adjustments to Shares. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the Award to preserve the benefits or potential benefits thereof by adjusting the number and kind of shares subject to the Restricted Stock Award. Nothing herein is intended to limit the Committee’s discretion to make adjustments pursuant to the terms of the Plan (or any successor thereto).

(d)	Not An Employment Contract. The Restricted Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

(e)	Governing Law. The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to choice of law provisions, and applicable federal law.

(f)	Notices. Any written notices provided for in this Award Agreement shall be in writing and shall be deemed sufficiently given if either hand delivered to (or in accordance with directions provided by) the Secretary of the Company or otherwise if sent in accordance with the terms of the Plan.

(g)	Amendment. This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

(h)	Special Section 409A Rules. It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(i)	and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and

(ii)	the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

(i)	Severability. The terms or conditions of this Award Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

(j)	Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

ACCEPTED	DANIMER SCIENTIFIC, INC.

By:
Participant:		Name:
Title:

(Signature Page to Live Oak Restricted Stock Agreement)

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